Exhibit 10.2

CONSENT AND FOURTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Consent and Fourth Amendment to Third Amended and Restated Loan and Security Agreement (the “Amendment”) is entered into as of August 16, 2005, by and between COMERICA BANK, successor by merger with COMERICA BANK – CALIFORNIA (“Bank”) and INPHONIC, INC. (“InPhonic”), SIMIPC ACQUISITION CORP. (“SimIpc”), and STAR NUMBER, INC. (“Star” and collectively within InPhonic and SimIpc, the “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Third Amended and Restated Loan and Security Agreement dated as of August 7, 2003 (as amended from time to time, including without limitation by that certain Waiver to Third Amended and Restated Loan and Security Agreement dated November 17, 2003, that certain letter from Bank to Borrowers dated March 18, 2004, that certain waiver letter from Bank to Borrowers dated May 31, 2004, that certain Joinder Agreement and First Amendment to Third Amended and Restated Loan and Security Agreement dated June 2, 2004, that certain Release Letter dated July 30, 2004 (the “Joinder Agreement”), that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated August 2, 2004, that certain waiver letter from Bank to Borrowers dated May 5, 2005, that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated July 27, 2005, together with any related agreements, the “Agreement”). Cellular Choices, LLC was previously added as a Borrower to the Agreement in the Joinder Agreement, but has been subsequently removed as a Borrower to the Agreement. Hereinafter, all indebtedness owing by Borrowers to Bank shall be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.	Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.	Consent. Borrowers have requested and Bank hereby consents to Borrowers proposed repurchase of up to $30,000,000 in capital stock notwithstanding the provisions of Section 7.6 or any other provision of the Agreement to the contrary, on the condition that, at the time each repurchase is made, such purchase is made in accordance with and not in violation of any applicable laws and after giving effect to such repurchase no Event of Default has occurred and is continuing.

III.	Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article V hereof, the Agreement is hereby amended as set forth below.

A.	Section 6.7(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Minimum Adjusted EBITDA. Adjusted EBITDA for the specified period on a quarterly basis of not less than the following amounts for the quarter ending as of the dates below:

Quarter Ending	Amount
September 30, 2005	$4,900,000

December 31, 2005	$8,300,000

B.	Exhibit A (DEFINITIONS) of the Agreement is hereby amended such that the definition of “Adjusted EBITDA (as set forth in the Third Amendment) is hereby deleted and replaced in its entirety with the following:

“‘Adjusted EBITDA’ means, for the applicable period, Borrowers’ net income plus depreciation, amortization, interest, taxes, and non-cash stock compensation expense.”

C.	Exhibit A (DEFINITIONS) of the Agreement is hereby amended such that subsection (i) of the definition of “Eligible Accounts” (as set forth in the Joinder Agreement) is hereby deleted and replaced in its entirety with the following:

“(i) Accounts with respect to an account debtor (other than Cingular), including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, and Accounts with respect to Cingular, whose total obligations to Borrower exceed 45% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as otherwise approved in writing by Bank;”

IV.	Legal Effect.

A.	The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.	Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Agreement remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of Agreement, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

V.	Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect. The effectiveness of this Agreement is conditioned upon receipt by Bank of this Amendment, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

A.	This Amendment, duly executed by Borrower;

B.	Payment of a fee in the amount of $5,000 in consideration for the amendments and consents contained herein;

C.	All legal fees associated with the Third Amendment to Third Amended and Restated Loan and Security Agreement and this Amendment; and

D.	Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

INPHONIC, INC.		STAR NUMBER, INC.

By:	/s/ Lawrence Winkler	By:	/s/ Lawrence Winkler
Title:		Title:

SIMIPC ACQUISITION CORP.		COMERICA BANK

By:	/s/ Lawrence Winkler	By:	/s/ Beth Kinsey
Title:		Title:	Sr. Vice President